Exhibit 10.8(h)

Salary Stock Unit Program
(Last revised January 18, 2011)

1.	Purpose. The purpose of the Program is to link more of each participant’s compensation to the company’s stock performance and facilitate retention of key executives.

2.

Committee Actions. From time to time the Compensation Committee (CC) (a) will identify persons who are to receive a portion of salary in the form of salary stock units (SSUs), and (b) will determine the dollar amount of salary that each such person will receive in the form of SSUs, sometimes called the SSU crediting rate. The portion of salary in the form of SSUs may be in lieu of cash salary or supplemental to prior cash salary rates. The crediting of SSUs to each such person will continue while he or she is employed with FHN until the CC changes or ends the person’s participation or this SSU Program, unless the CC approves an automatic sunset date for participation in this Program or unless the CC limits participation to a specified year and fails to renew participation. It is expected that the CC will reconsider these determinations at least once each year, and in doing so the CC may make changes for a new year or period retroactive to the beginning of that year or period. The CC may change or eliminate the dollar amount of salary to be paid to a participant in the form of SSUs at any time; although such action would not affect previously-credited SSUs, no participant has any right to continue to receive new SSUs at any specific dollar level or at all. In addition, the CC may accelerate settlement of SSUs globally or for any participant based on the value of FHN stock at that time, and may change the terms of SSUs or this Program at any time.

3.	SSU Terms and Mechanics.

a.

For each person designated to participate in the Program by CC action beginning in 2011, crediting of SSUs will occur quarterly in arrears commencing with the quarter in which CC action occurs, unless otherwise provided by the CC. Ideally, crediting dates will occur late in March, June, September, and December. However, in all cases crediting dates are subject to adjustment or delay for administrative reasons, and the CC may direct that a date be used in a particular instance. This provision does not disturb SSUs credited prior to January 1, 2011.

b.

When SSUs are credited to a participant for a particular quarter, the number of SSUs will equal the dollar amount of salary for that quarter to be paid in the form of SSUs (net of any applicable withholding taxes, as provided in paragraph f below) divided by the Ten-Day Average Value for that quarter. The number of credited SSUs will be calculated as the administrator determines but will not be rounded up. In any case where the pay period is less than a full quarter, a similar calculation using an appropriate Ten-Day Average Value will be performed for the shorter period as determined by the administrator. If the period is less than ten trading days, the value used will be the average closing price for all trading days within that period.

c.

For purposes of this Program, the “Ten-Day Average Value” for any quarter or shorter period is the average closing share price of FHN stock for any period of ten consecutive trading days selected by the administrator and occurring within that quarter or period. The administrator generally will favor the selection of a ten-day period later in the quarter or other period rather than earlier, but in each case may select the specific ten-day period based on administrative convenience. In addition, if a dividend record date or ex-date might occur within the valuation period the administrator may select the ten-day period to avoid unfair or inappropriate enlargement or dilution of value.

	d.	Settlement.

		(i)	SSUs credited in 2010

General Rule. Each SSU credited in 2010 entitles the participant to receive the cash value of one share of FHN stock valued at the Ten-Day Average Value for the second quarter of 2012.

Settlement of SSUs will be made within 30 business days after the last day of the ten-day period used for valuation. In converting SSUs to cash values when settled, amounts will be calculated as the administrator determines but will not be rounded up.

SEOs. For those participants who, in 2010, were “senior executive officers” (SEOs) under the Troubled Asset Relief Program (TARP) rules, the General Rule above applies subject to the changes provided in this paragraph. For SEOs, SSUs credited in the first two quarters of 2010 will be paid in March 2011, and SSUs credited in the second two quarters of 2010 will be paid in September 2011. The administrator will cause the SSUs to be paid early in each such month, subject to administrative considerations. Each SSU payment to SEOs will be calculated using the Ten-Day Average Value for February in respect of the March payment, and using the Ten-Day Average Value for August in respect of the September payment.

	(ii)	SSUs Credited after 2010

Each SSU entitles the participant to receive the cash value of one share of FHN stock. SSUs credited in the first two quarters of any given year will be paid in June or July, and SSUs credited in the second two quarters of that year will be paid in December, of the year following the year of crediting. SSUs paid in June or July will be valued using the Ten-Day Average Value for the second quarter of the year of payment, and SSUs paid in December will be valued using the Ten-Day Average Value for the fourth quarter of that year. In converting SSUs to cash values when settled, dollar amounts will be calculated and rounded down (not up) as the administrator determines.

e.

SSUs will not be settled in actual shares of stock and will have no voting rights. An SSU will not be represented by any certificate or document, but instead will be credited on the books of FHN or its administrative agent. SSUs are a component of or supplement to salary and are not associated with any plan of FHN.

f.

Taxes will be withheld in connection with a crediting or settlement event (as applicable) and remitted to government authorities as necessary or appropriate. Taxes withheld in connection with crediting may be withheld from salary paid in the form of cash or other contemporaneously paid compensation, or may reduce the number of SSUs credited, or both, as the administrator determines. Participants are not permitted to elect to be taxed on SSUs at the time of crediting. The current administrative determinations of these matters are: any FICA, medicare, and income taxes withheld in connection with crediting SSUs will reduce the dollar amount of salary which is to be converted into SSUs.

g.

SSUs will be adjusted for stock dividends and splits that occur after crediting and prior to settlement in order to prevent enlargement or dilution of value. In making such adjustments, SSUs will be treated in a manner similar to ordinary shares except that calculated numbers of SSUs are to be rounded down (not up) as the administrator determines. The administrator will make appropriate adjustments for SSUs credited or settled near dividend and split record dates to account for the effects of ex-trading dates in the market prices of FHN shares, again in order to prevent enlargement or dilution of value.

h.

If cash dividends are declared on FHN shares during the time that a participant holds SSUs, a cash amount will be credited to the participant equivalent to the cash dividend that would have been paid on a like number of ordinary FHN shares, calculated and rounded down (not up) as the administrator determines. Credited cash dividend equivalent amounts will not be converted into SSUs, will not accrue interest, and will be paid to the participant at the time that the associated SSUs are paid. Notwithstanding the foregoing, the administrator may prevent or omit the crediting of a cash dividend equivalent in order to prevent a participant from benefiting twice from that dividend whenever the dividend’s record date or ex-date occurs near the time of the ten-day period used for the Ten-Day Average Value.

	i.	SSUs are not transferable.

j.

Absent other action by the CC, if FHN merges or consolidates and as a result FHN shares cease to be publicly outstanding, then outstanding SSUs will be converted into units denominated in shares of the surviving or resulting company based on the transaction value. The conversion will be accomplished, to the extent practicable, so as to prevent enlargement or dilution of value.

k.

SSUs are a special form of deferred salary. When cash salary no longer is paid to a participant, SSUs no longer will be credited. If cash salary previously paid to a participant were subject to forfeiture or reclamation for any reason, the associated SSUs similarly would be subject to forfeiture or reclamation. However, SSU crediting rates and cash salary rates may be adjusted independently of each other; a change in a participant’s cash salary rate does not automatically result in any change in that person’s SSU crediting rate, and vice-versa.

l.

The timing, pricing, and other administrative determinations associated with SSU recipients who are subject to Form 4 reporting may differ from those of other Program participants. Currently, no such differences have been approved by the administrator.

4.	Termination of Employment.

	a.	Subject to the exceptions set forth below, credited SSUs will be forfeited unless the participant is continuously employed by FHN or a subsidiary through the payment date of the SSUs.

b.

Notwithstanding paragraph a., if a participant dies, his or her credited and unpaid SSUs will not be forfeited as a result of death, and settlement of the SSUs will be accelerated in an equitable and appropriate manner determined by the administrator. The valuation date for any such settlement will be the first trading day following the date of death.

c.

Notwithstanding paragraph a., if a participant’s employment with FHN terminates as a result of normal or early retirement or disability, then his or her credited and unpaid SSUs will not be forfeited as a result of that termination, and settlement of the SSUs will occur at the ordinary times set forth in this Program. For this purpose, “normal retirement” and “early retirement” have the meanings given in procedure 43 of the Equity Award Administration Procedures (rev’d July 20, 2009), and “disability” means a disability that would qualify as a total and permanent disability under the long-term disability plan then in effect at FHN, or (if different) at the FHN subsidiary employing the participant, at the onset of such total and permanent disability.

d.

Notwithstanding paragraph c., a participant who has terminated employment but retained SSUs due to retirement or disability shall forfeit all of those retained SSUs if, at any time during the period prior to the latest payment date of any SSUs credited to him or her at the time of termination, the participant engages in any competitive activity. Each of the CC and the administrator has the discretion to determine whether any particular activity is competitive with FHN or any of its subsidiaries.

e.

Enforcement of the vesting and forfeiture conditions above is subject to the U.S. Department of the Treasury compensation rules applicable during the period as to which FHN was subject to the TARP rules restricting compensation. Currently it is uncertain whether the TARP rules prohibit FHN from imposing vesting and forfeiture conditions upon SSUs credited to participants who are SEOs at the time of crediting. As long as such uncertainty exists, this Program will be interpreted to assume that the TARP rules prohibit the imposition of a vesting condition on SEO participants. However, if the TARP rules are later amended or interpreted so that the vesting condition is permitted with respect to SEOs, FHN retains the right to impose the vesting condition on SEOs to the maximum extent allowed, including retroactively to any time when uncertainty existed.

5.

No Elective Deferrals. Participants may not elect to defer the settlement of SSUs beyond the mandatory deferral period provided in the program above. SSUs are not eligible for elective deferral under any deferral plan or program of FHN, even if those plans or programs generally allow deferral of salary. Outstanding salary deferral elections shall not apply to SSUs.

6.

Treatment of SSUs as Base Salary. SSUs are, or are not, to be treated as base salary under the plans and programs listed below. For any plan or program not listed, SSUs shall not be treated as base salary unless the administrator determines otherwise; any such determinations must be reported to the CC at or before its next quarterly meeting.

SSUs, measured at the crediting rate and date rather than the ultimate payment amount and date, are treated as base salary for the following (subject to the limitation in the next sentence):

	a.	Retirement and retirement restoration plans, including pension and savings plans.

	b.	All life and disability benefit and insurance programs.

	c.	Other programs treated as ‘benefit’ programs by FHN’s Human Resources division. This provision does not include severance programs.

For each such case, the amount of SSUs treated as base salary shall not exceed $200,000 per person per calendar year.

SSUs are not treated as base salary for the following:

	d.	Change in control severance agreements and any change in control severance plan or program that may apply to a holder of SSUs.

	e.	Any other present or future severance plan, program, or agreement.

7.

Administration. The Chief Human Resources Officer is the program administrator with authority to oversee all administrative matters related to the SSU program. All administrative actions must further the purposes of the program and be compatible with legal requirements and appropriate tax and accounting outcomes. The administrator may deviate from or modify the following program provisions under this authority: any provision governing a crediting date or a settlement date or a date as of which FHN stock is valued to convert cash amounts into SSUs, or SSUs into cash, provided that such a provision may be changed only out of demonstrable administrative necessity and must be reported at the next quarterly CC meeting; for any calculation, any provision governing a number of decimal places or a rounding convention; and, any provision to the extent necessary to comply with legal requirements, to avoid a legal penalty or forfeiture, or to obtain or preserve appropriate tax and accounting outcomes, provided that in no case may actual shares of stock be issued in settlement of SSUs.